AMUDI LAW

C/o Emmanuella Agwu PLLC, 5th Floor –

90-25 161 Street, Jamaica, Queens, New York, 11432

Tel: (+1) 917-736-7535
Email: info@amudilaw.com

Website: www.amudilaw.com

March 22, 2021

Board of Directors

Legacyhub Multifamily REIT I, LLC

Attn: Akinyemi Akintoye

539 W. Commerce St #2385

Dallas, TX 75208

RE: Common Stock of Legacyhub Multifamily REIT I, LLC, Registered on Form A-1

 Ladies and Gentlemen:

Amudi Law LLC (“we” and “our”) has acted as special counsel to Legacyhub Multifamily REIT I, LLC, a limited liability corporation duly incorporated under the laws of the State of Delaware (the “Company”), in connection with its filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering statement with the Securities and Exchange Commission (the “Commission”) and the offering by the Company of up to 5,000,000 of the Company’s Common Stock  (the “Shares)”) at $10.00 NAV per Share (the “Offering”).

This opinion letter is being delivered in accordance with Item 17, paragraph 12 of Form 1-A under the Securities Act.  We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

 In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement,

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and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefore in accordance with the terms of that certain Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

 The foregoing opinion is limited to the Delaware General Corporation Law, as currently in effect, and we do not express any opinion herein concerning any other law.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Offering Statement.

We hereby consent to the inclusion of this opinion as Exhibit 6 to the Offering Statement and to the references to our firm under the caption “Legal Opinion” in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

Amudi Law

MagnusAmudi

Magnus Amudi Esq.

mamudi@amudilaw.com

+1-917-736-7535